Exhibit 99.1

Press Release


For Immediate Release                For more information contact:

Dated: July 15, 2004                 Deborah A. Meekins
                                     President and Chief Executive Officer
                                     801 Fourth Street
                                     Santa Rosa, CA 95405
                                     (707)579-2265


NORTHERN EMPIRE BANCSHARES ANNOUNCES RECORD EARNINGS FOR SECOND QUARTER
2004

Northern Empire Bancshares ("NREB"), the financial holding company of Sonoma National Bank ("Bank"), reported consolidated income of $3,649,000 for the second quarter of 2004 compared to $2,635,000 for the second quarter of last year, for an increase of 38.5%. Return on average assets equaled 1.6% and the return on average equity equaled 19.4% for the second quarter. Net income for the first six months of 2004 totaling $7,230,000 grew 39.3% when compared to the first six months of 2003 net income of $5,191,000.

Increased earnings resulted from growth in earning assets, mainly loans. Loans grew 28.6% to $833,026,000 at June 30, 2004 compared to
$647,606,000 at June 30, 2003. The allowance for loan losses was increased to $7,719,000 through provision of $325,000 during the second quarter of 2004 in recognition of the loan growth.

Operating expenses of $3,740,000 increased from $3,437,000 in the second quarter of 2003. The majority of the increase in expenses for the second quarter can be attributed to growth of the Bank. Additional staffing throughout the Bank was required to process loan and deposit growth for operations. The Bank also made a significant investment in its data processing systems to provide for further expansion and improve operational efficiencies. The Bank now has imaging capabilities and will be providing check images in customers' checking account statements this fall. The efficiency ratio equaled 36.3% for the second quarter for 2004, compared to 42.1% for the same period in 2003.

During the second quarter the Loan Department and several administrative officers relocated to a larger building in the Fountaingrove Business Center in northern Santa Rosa. Expansion of the existing operations center located in the Northpoint area of Santa Rosa is recently
completed.   Both of these projects will provide for improved work flow and additional staffing.

The Bank is pleased to announce the opening of our 8th branch.  The
San Rafael Branch is opening on July 28, 2004 and is our first branch in Marin County.

Total assets at June 30, 2004 grew 26.8% to $959,771,000 from $756,885,000 on June 30, 2003. The majority of asset growth was funded through increased deposits which grew 17.2% to $720,884,000 at June 30, 2004 from $615,040,000 at June 30, 2003. Asset growth was also funded by advances from the San Francisco Federal Home Loan Bank. FHLB advances increased to $156,195,000 at June 30, 2004 compared to $79,227,000 on June 30, 2003. The Bank remained well capitalized with total capital to risk-weighted assets equaling 11.4% on June 30, 2004.

Except for historical information contained herein, the statements contained in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those set forth in or implied by forward-looking statements. These risks are described from time to time in Northern Empire Bancshares' Securities and Exchange Commission filings, including its annual reports on Form 10-K and quarterly reports on Form 10-Q. Northern Empire Bancshares disclaims any intent or obligation to update these forward-looking statements.



                         NORTHERN EMPIRE BANCSHARES
                         Consolidated Balance Sheet
                           June 30, 2004 and 2003
                               (Unaudited)

ASSETS                                        2004                 2003
------                                        ----                 ----
Cash and due from Banks                   $ 25,573,000        $ 19,367,000
Fed Funds Sold                              85,849,000          81,266,000
Investment securities:
  Available for sale                         1,081,000             643,000
  Restricted                                 7,533,000           4,127,000

Loans (net)                                824,350,000         639,311,000

Leasehold improvements and
Equipment (net)                              2,411,000           1,470,000
Accrued interest and other assets           12,974,000          10,701,000
                                          ------------        ------------
  Total Assets                            $959,771,000        $756,885,000
                                          ============        ============


LIABILITIES AND SHAREHOLDER'S EQUITY
------------------------------------
Liabilities:
  Deposits                                $720,884,000        $615,040,000
  Accrued interest and other liabilities     3,717,000           3,602,000
  FHLB Advances                            156,195,000          79,227,000
                                          ------------        ------------
                                           880,796,000         697,869,000
Shareholders' Equity                        78,975,000          59,016,000
                                          ------------        ------------
  Total Liabilities and
  Shareholders' Equity                    $959,771,000        $756,885,000
                                          ============        ============

                             NORTHERN EMPIRE BANCSHARES
                          Consolidated Statement of Income
          For the Three and Six Months ended June 30, 2004 and 2003
                                   (Unaudited)

                          Three Months ended            Six Months ended
                          ------------------            ----------------
                              June 30,                     June 30,
                          2004         2003           2004          2003
                          ----         ----           ----          ----
Interest Income       $13,167,000   $11,077,000   $25,458,000  $21,677,000
Interest Expense        3,475,000     3,615,000     6,807,000    7,189,000
                      -----------   -----------   -----------  -----------
Net Interest Income     9,692,000     7,462,000    18,651,000   14,488,000
Provision for Loan
  Losses                  325,000       300,000       550,000      600,000
Other Income              607,000       699,000     1,582,000    1,419,000
Other Noninterest
  Expenses              3,740,000     3,437,000     7,492,000    6,670,000
                      -----------   -----------   -----------  -----------
Net Income before
  Income Taxes          6,234,000     4,424,000    12,191,000    8,637,000
Provision for Income
  Taxes                 2,585,000     1,789,000     4,961,000    3,446,000
                      -----------   -----------   -----------  -----------
Net Income            $ 3,649,000   $ 2,635,000   $ 7,230,000  $ 5,191,000
                      ===========   ===========   ===========  ===========
Earnings per common
  share*                    $0.37         $0.30         $0.75        $0.56
Earnings per common
  share assuming
  dilution                  $0.33         $0.26         $0.65        $0.49

Book value*                                             $8.00        $6.39


Selected financial data:
  Return on average assets   1.6%          1.5%          1.6%         1.5%
  Return on average equity  19.4%         18.1%         19.9%        18.4%
  Efficiency Ratio          36.3%         42.1%         37.0%        41.9%

 *Adjusted for two-for-one stock split in 2003 and 5% stock dividend in 2004.